January 25, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX (972) 919-1985

Mr. Michael R. Meyers
Chief Financial Officer
Monitronics International, Inc.
2350 Valley View Lane, Suite 100
Dallas, TX  75234

      Re:	Monitronics International, Inc.
      Form 10-K for the year ended June 30, 2005
      Filed September 23, 2005
      File No. 333-110025

Dear Mr. Meyers:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief

??

??

??

??

Mr. Michael R. Meyers
Monitronics International, Inc.
January 12, 2006
Page 1